Exhibit 99.3

Griffon Corporation Amends ClosetMaid®
Purchase Agreement

NEW YORK, NEW YORK, September 26, 2017 – On September 25, 2017, Griffon Corporation (NYSE: GFF) and Emerson (NYSE: EMR) entered into an amendment to the previously announced purchase agreement for Griffon to acquire ClosetMaid Corporation (“ClosetMaid”), a market leader of home storage and organization products. The amendment provides for a reduction in purchase price from $260 million to $200 million. After taking into account tax benefits resulting from the transaction, the effective purchase price was reduced from $225 million to $175 million.

Subsequent to our entering into the Purchase Agreement, ClosetMaid management reported that the trend of increased manufacturing costs that occurred primarily during the quarter ended June 30, 2017 continued through the fourth quarter, resulting in unanticipated decreases in operating results. ClosetMaid management also indicated it expects this trend to impact future results.  The terms of the Amendment are intended to ensure that the valuation metrics used by the parties in establishing the original purchase price are maintained.

Griffon and Emerson will make a joint election under Section 338(h)(10) of the Internal Revenue Code, permitting the transaction to be treated as an asset purchase for tax purposes. This election will generate a tax benefit with an estimated present value of $25 million for Griffon and its shareholders.

The acquisition of ClosetMaid will be immediately accretive to Griffon’s cash flow and earnings. In the first full year of operations, Griffon expects ClosetMaid to contribute approximately $300 million in revenue and approximately $0.08 in earnings per share. Griffon’s effective purchase price is 7 times expected EBITDA for the fiscal year ending September 2018.

Griffon’s acquisition of ClosetMaid is expected to be financed through committed debt financing which is expected to be in the form of a senior notes offering and cash on hand. The acquisition is subject to customary closing conditions and is expected to close on October 2, 2017.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking

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statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchanges and trades under the symbol GFF.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, The AMES Companies, Inc. (“AMES”) and Clopay Building Products Company, Inc. (“CBP”):

•	AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.
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•	Telephonics Corporation, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

•	Clopay Plastic Products Company, Inc., incorporated in 1934, is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world’s largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
SVP & Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311
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